Exhibit 99.1

news release

Epiq Systems Completes Acquisition of Iris Data Services

Expands Service and Client Base with Purchase of eDiscovery Managed Services Leader

Kansas City, KS (May 4, 2015) – Epiq Systems, Inc. (NASDAQ: EPIQ), a leading global provider of integrated technology solutions for the legal profession, announced today the completion of its acquisition of privately-held, Kansas City-based Iris Data Services, the market leading provider of managed services for electronic discovery (eDiscovery).

The Iris acquisition significantly accelerates Epiq’s strategic plan to offer managed services solutions to its global clientele, while bringing Epiq’s expansive eDiscovery resources, including document review, to a new set of clients.

“This acquisition cements our position in the highest tier of global eDiscovery service providers,” said Tom W. Olofson, chairman and CEO of Epiq Systems. “We are excited to welcome the Iris team to Epiq and we look forward to growing this exceptional business by delivering the outstanding service to which our respective client bases are accustomed.”

With the close of the transaction, Iris will operate as a division of Epiq’s global eDiscovery business. Iris President and co-founder Major Baisden joins Epiq as managing director of the Iris division and will continue leading its operations.

“This acquisition marks a new chapter for Iris and we are very pleased with the hard work and dedication of both the Epiq and Iris associates to close this deal,” Mr. Baisden said. “Through continued innovation, best-in-class service and a commitment to listen to our clients’ needs, we expect to continue to deliver market-leading, cost-effective solutions for the legal market.”

As part of financing the acquisition, Epiq increased by $75 million the size of its senior secured term loan to approximately $370 million. The maturity of the term loan remains August 2020 and all other material provisions under the credit agreement remain unchanged.

About Epiq Systems

Epiq Systems is a leading global provider of integrated technology solutions for the legal profession, including electronic discovery, bankruptcy, and class action and mass tort administration. We also offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, deep subject-matter expertise and global presence spanning 45 countries served from 20 locations allow us to provide secure, reliable solutions to the worldwide legal community. Visit us at www.epiqsystems.com.

Investor Contacts
Kelly Bailey	Chris Eddy or David Collins
Epiq Systems	Catalyst Global
913-621-9500	212-924-9800
ir@epiqsystems.com	epiq@catalyst-ir.com

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